EXHIBIT NUMBER 2.4

(STAMPED)
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 12/28/2001
020017539 - 2342126

                               STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT
                        OF CERTIFICATE OF INCORPORATION

International Freight Logistics, Ltd., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware. DOES HEREBY CERTIFY:
FIRST: That at a meeting of the Board of Directors of International Freight
Logistics, Ltd.,    resolutions were duly adopted setting forth a proposed
amendment of the Certificate Of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows: The amount of total authorized capital stock of this corporation is increased to twenty million (20,000,000) shares of stock with a par value of $.0001 per share.
SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.
FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.
IN WITNESS WHEREOF, said International Freight Logistics, Ltd., has caused this certificate to be signed by Piero Prato, an Authorized Officer, this 21st day of December, 2001.

                                                By:  /s/ Piero Prato
                                                   -----------------------------
                                                         Authorized Officer

                                                Title:   President
                                                      --------------------------

                                                Name:    Piero Prato
                                                     ---------------------------
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